Exhibit 99.1

National Financial Partners Announces Fourth Quarter 2007 Results

Financial Highlights*	4Q 2007	4Q 2006	% Change	FY 2007	FY 2006	% Change
(Dollars in millions, except per share data)
Revenue	$355.9	$309.5	15.0%	$1,194.3	$1,077.1	10.9%
Net income	19.3	17.9	7.8%	54.2	57.6	-5.9%
Net income per diluted share	0.47	0.44	6.8%	1.35	1.43	-5.6%
Cash earnings	33.9	32.3	5.0%	107.4	105.4	1.9%
Cash earnings excluding management agreement buyout, net of tax	33.9	32.3	5.0%	115.1	105.4	9.2%
Cash earnings per diluted share	0.83	0.79	5.1%	2.67	2.61	2.3%
Cash earnings per diluted share excluding management agreement buyout, net of tax	$0.83	$0.79	5.1%	$2.86	$2.61	9.6%
“Same store” revenue growth	7.6%	-7.2%		0.3%	5.4%
Net “same store” revenue growth	7.7%	-10.6%		2.6%	1.4%
“Same store” gross margin before management fees growth**				-1.2%	-3.4%
“Same store” gross margin growth, excluding incentive accruals***				-2.7%	-3.5%
Acquired base earnings	$10.1	$3.5		$33.2	$24.6

*	This summary includes financial measures not calculated based on generally accepted accounting principles.
**	The growth of revenue less commissions and fees and operating expenses of firms included in the “same store” revenue growth calculation.
***	The growth of revenue less commissions and fees, operating expenses and management fees, excluding incentive accruals, of firms included in the “same store” revenue growth calculation.

NEW YORK, NY – February 12, 2008 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the fourth quarter and year ended December 31, 2007.

Fourth quarter 2007 net income was $19.3 million, or $0.47 per diluted share. Fourth quarter 2007 cash earnings was $33.9 million, or $0.83 per diluted share. (Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings grew as a result of revenue growth from existing firms and additional revenue from new firms, offset in part by higher commissions and fees expense, operating expenses and income tax expense. For the year, net income was $54.2 million, or $1.35 per diluted share. Excluding the cost of a management agreement buyout in the second quarter, 2007 cash earnings was $115.1 million or $2.86 per diluted share. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

For the full year, “same store” revenue growth was 0.3% compared to 5.4% in 2006, and net “same store” revenue growth was 2.6% for the full year compared to 1.4% in 2006. For the full year, “same store” gross margin before management fees growth was negative 1.2% compared to negative 3.4% in 2006, and “same store” gross margin growth, excluding incentive accruals, was negative 2.7% for the full year compared to negative 3.5% in 2006. For both 2007 and 2006, the negative “same store” gross margin before management fees growth and negative “same store” gross margin growth, excluding incentive accruals, reflected the impact of moderate expense growth and low net

“same store” revenue growth. Firms included in the “same store” growth calculations encompass firms that were owned by NFP for at least four full quarters at the beginning of the fourth quarter of 2007. More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, Chairman and Chief Executive Officer, said, “Excluding the cost of a management agreement buyout, full year cash EPS growth was 9.6%. ‘Same store’ revenue growth improved significantly throughout the year from negative 7.6% in the first half of 2007 to positive 7.3% in the second half of the year. In addition, we believe the life insurance market continues to strengthen as indicated by a 19% increase in earned first year commissions in the fourth quarter at NFP Insurance Services, Inc., our Austin, Texas-based marketing organization, and Highland Capital Brokerage, our largest life insurance brokerage general agent.

Our long-term goal is to continue to build a premier independent financial services distribution company with sustainable, long-term growth that delivers significant returns to shareholders. We continue to see strong growth across our business lines and are targeting high single-digit ‘same store’ revenue growth for the long-term. Looking forward, we are targeting long-term cash EPS growth in the double digits.

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 180 owned firms. Understanding the Company’s acquisition program is essential to understanding the Company’s operating results.

Full Year 2007

Including the two firms acquired in December 2006, which management considers part of the 2007 acquired base earnings objective, the Company completed 26 transactions (including 12 sub-acquisitions) representing $36.3 million in base earnings. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition.) These acquisitions generated revenue of approximately $105.0 million in the most recent full year prior to acquisition. The aggregate consideration paid by the Company for acquisitions that were part of the 2007 base objective included approximately $193.5 million in cash and the issuance of approximately 958,000 shares of NFP common stock.

January 1, 2008 through February 12, 2008

NFP completed eight transactions effective January 1, 2008 (including four sub-acquisitions) representing $10.9 million in base earnings.

$3.9 million of the base earnings acquired related to seven transactions, including four group benefits firms (three of which are sub-acquisitions), a specialty insurance brokerage firm focused on bank-owned life insurance products, a property and casualty sub-acquisition and an estate planning firm. NFP paid approximately $13.8 million in cash and issued approximately 138,000 shares of common stock for these seven firms. In aggregate, these seven transactions generated approximately $11.4 million in 2007 revenue, the most recent full year prior to acquisition.

$7.0 million of the base earnings acquired related to the acquisition of a group benefits intermediary and its subsequent merger with an existing NFP firm, also a group benefits intermediary. Combined, NFP paid approximately $41.1 million in this transaction, which consisted of approximately 70% cash and 30% common stock. $3.0 million of the acquired base earnings were from the newly acquired entity, and $4.0 million of the acquired base earnings represented an increase in NFP’s economic interest in the combined entity. The newly acquired group benefits intermediary had approximately $8.6 million in 2007 revenue. In connection with this acquisition and subsequent merger, NFP anticipates that a portion of the consideration will be accounted for as a prepaid asset and will result in an additional management fee expense of approximately $1.1 million per year.

Ms. Bibliowicz commented, “The 2008 acquisition year is off to a strong start. We remain on track to reach our 2008 acquisition goal of $20 million in acquired base earnings. Our acquisition model attracts sellers committed to the ongoing management of their businesses and continued growth. In addition, the NFP value proposition provides numerous resources that enable acquired firms to grow in excess of their potential as a stand-alone entity. We will continue to focus on strategic acquisitions that facilitate growth across the NFP network. The acquisition pipeline remains healthy.”

Ms. Bibliowicz continued, “The recent authorization of a share buyback provides the flexibility to balance our long-term acquisition strategy with an alternative way to return capital to shareholders.”

Fourth Quarter Results

Revenue increased $46.4 million, or 15.0%, to $355.9 million in the fourth quarter of 2007, from the prior year period. Components of the increase included:

•	“same store” revenue growth of $18.5 million, or 7.6%, to $260.4 million;

•	revenue growth of $15.3 million, or 24.8%, to $77.0 million from NFP Insurance Services, Inc. and NFP Securities, Inc. (“NFPSI”); and

•	$28.9 million of revenue growth from firms acquired subsequent to the start of the fourth quarter of 2006.

These increases in revenue were offset by adjustments for dispositions and eliminations. The revenue decrease from dispositions largely related to the disposition of one firm in the first quarter of 2007. Net “same store” revenue growth was 7.7% during the fourth quarter of 2007.

Gross margin before management fees was $135.9 million in the fourth quarter of 2007, an increase of $9.6 million, or 7.6%, over the prior year period. Gross margin (which includes management fees as a component of cost of services) was $68.0 million in the fourth quarter of 2007, an increase of $9.4 million, or 16.0%, over the prior year period. As a percentage of revenue, gross margin was 19.1% in the fourth quarter of 2007 compared with 18.9% a year ago. The increase in gross margin percentage was the result of lower management fees as a percentage of revenue partially offset by higher operating expenses and to a lesser extent higher commissions and fees expense as a percentage of revenue. The increase in commissions and fees expense as a percentage of revenue was primarily the result of the Company’s broker-dealer, NFPSI, which typically has high commission payouts, contributing a larger percentage of total revenue during the fourth quarter than in the prior period. Operating expenses as a percentage of revenue increased largely as a result of slower revenue growth than anticipated. In addition, a greater number of new firms are benefits firms, which tend to have higher operating expenses. Operating expenses also included $0.4 million in additional rent expense related to the relocation of six firms to the Company’s new corporate headquarters expected to occur in 2008.

Management fees as a percentage of gross margin before management fees was 50.0% in the fourth quarter of 2007 versus 53.6% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the fourth quarter of 2007, incentive payment accruals were $5.4 million versus $6.7 million a year ago and represented 4.0% of gross margin before management fees in the fourth quarter compared with 5.3% a year ago. Excluding incentive payment accruals, management fees as a percentage of gross margin before management fees decreased in the fourth quarter of 2007 from the prior year period. The decrease was due largely to an increase in NFP’s economic ownership percentage of its firms’ earnings from 48% in the prior year period to 51% in the fourth quarter of 2007 resulting from the acquisition of a greater economic ownership percentage of recent transactions and one disposition of a firm early in 2007 in which NFP maintained a particularly low economic ownership percentage. Stock-based compensation included in cost of services was $1.4 million in the fourth quarter of 2007 compared with $0.9 million in the prior year period.

General and administrative expense (“G&A”) increased 15.9% to $14.6 million in the fourth quarter of 2007 from $12.6 million in the prior year period. G&A included $1.2 million in additional rent expense related to the relocation of the Company’s corporate headquarters expected to occur in the second quarter of 2008. Excluding the additional rent expense, G&A increased 6.3% to $13.4 million in the fourth quarter of 2007. The increase was the result of growth in the Company’s cost structure, particularly in the areas of compliance, internal audit, accounting, technology, firm operations and human resources to support firm growth and meet increased regulatory needs. Partially offsetting the G&A increase was a reduction in the corporate employee bonus accrual due to weaker than anticipated performance and the awarding of a larger portion of senior management’s total incentive in equity. Stock-based compensation included in G&A was $2.0 million in the fourth quarter of 2007 compared with $1.7 million in the prior year period. As a percentage of revenue, G&A remained flat at 4.1%.

Fourth quarter 2007 G&A also included $0.1 million of expense for legal fees related to regulatory investigations of the life settlements industry. The Company continues to cooperate with all governmental agencies and expects additional costs will be incurred in 2008.

In the fourth quarter of 2007, the Company took a $2.2 million impairment charge related to one firm. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The income tax rate in the fourth quarter of 2007 was 49.5% compared with 45.0% in the 2006 quarter and 46.1% for the full year compared with 43.2% in 2006. The increase for the fourth quarter and full year tax rate was the result of a decrease in the ratio of pre-tax earnings to non-deductible expenses and a shift in earnings mix among states. In addition, the tax rate increased due to the impact of $1.3 million in additional tax accruals included in income tax expense for the full year related to the adoption of FASB Interpretation No. 48.

New Disclosure Items

The Company has included the following additional disclosures in its Quarterly Financial Supplement:

•

“Same store” gross margin before management fees growth: the growth of revenue less commissions and fees and operating expenses of firms included in the “same store” revenue growth calculation. Management intends to provide this metric on a yearly basis.

•

“Same store” gross margin growth, excluding incentive accruals: the growth of revenue less commissions and fees, operating expenses and management fees, excluding incentive accruals, of firms included in the “same store” revenue growth calculation. Management intends to provide this metric on a yearly basis.

•

Components of “same store” gross margin before management fees for the next year period comparison: the components of gross margin before management fees for the firms that are anticipated to be part of the “same store” revenue growth calculation in the corresponding future quarter. Management intends to provide this metric on a quarterly basis.

The above disclosures aim to provide further information on how the components of cost of services impact the earnings of firms included in the “same store” revenue growth calculation as well as facilitate the forecasting of future results.

Earnings Conference Call & Presentation

The Company will conduct its fourth quarter 2007 earnings conference call and webcast on February 13, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 597-5363 (when prompted, callers should provide the access code “NFP”). The conference call and webcast will be accompanied by a presentation. The presentation will be available for electronic download on the Company’s Web site approximately one hour before the conference call and webcast is scheduled to begin. The presentation may also be viewed automatically upon connecting to the webcast. To listen to the conference call over the Internet or to download an electronic version of the presentation, visit www.nfp.com/ir. The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 98583514. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax). Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company may from time to time participate in a management agreement buyout by acquiring an additional economic interest in one of its existing firms through the acquisition of a principal’s ownership interest in a management company which has been contracted by the Company to manage and operate one of its wholly-owned subsidiaries. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax) should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax), as well as gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 180 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,”

“will” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP’s ability, through its operating structure, to respond quickly and effectively to regulatory, operational or financial situations, (5) NFP’s ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments or volatility in the markets in which NFP operates, resulting in fewer sales of services and products, (10) adverse results or other consequences from litigation, arbitration, regulatory investigations or internal compliance initiatives, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received by various governmental authorities and related litigation, (12) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) the potential adoption, if required by the Financial Accounting Standards Board, of an accounting treatment for convertible debt instruments that would recognize incremental interest expense, negatively impacting operating results including earnings per share, (16) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, and (17) other factors described in NFP’s filings with the Securities and Exchange Commission, including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2006 and in NFP’s Quarterly Report on Form 10-Q for the period ended September 30, 2007. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited-in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue:
Commissions and fees	$355,884	$309,469	$1,194,294	$1,077,113
Cost of services:
Commissions and fees	115,017	97,310	386,460	348,062
Operating expenses (1)	104,918	85,842	371,610	311,872
Management fees (2)	67,921	67,749	211,825	217,934

Total cost of services	287,856	250,901	969,895	877,868

Gross margin	68,028	58,568	224,399	199,245

Corporate and other expenses:
General and administrative	14,646	12,593	58,495	51,274
Amortization of intangibles	9,340	7,332	34,303	27,984
Impairment of goodwill and intangible assets	2,222	4,548	7,877	10,745
Depreciation	3,045	2,481	11,010	9,136
Management agreement buyout	—	—	13,046	—
Loss (gain) on sale of subsidiaries	120	(38)	(1,864)	34

Total corporate and other expenses	29,373	26,916	122,867	99,173

Income from operations	38,655	31,652	101,532	100,072
Net interest and other	(486)	950	(878)	1,289

Income before income taxes	38,169	32,602	100,654	101,361
Income tax expense	18,895	14,671	46,422	43,783

Net income	$19,274	$17,931	$54,232	$57,578

Earnings per share:
Basic	$0.50	$0.46	$1.42	$1.52

Diluted	$0.47	$0.44	$1.35	$1.43

Weighted average shares outstanding:
Basic	38,807	38,569	38,119	37,850

Diluted	40,892	40,934	40,254	40,344

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.

CALCULATION OF GROSS MARGIN

(Unaudited-in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total revenue	$355,884	$309,469	$1,194,294	$1,077,113
Cost of services:
Commissions and fees	115,017	97,310	386,460	348,062
Operating expenses (1)	104,918	85,842	371,610	311,872

Gross margin before management fees	135,949	126,317	436,224	417,179
Management fees (2)	67,921	67,749	211,825	217,934

Gross margin	$68,028	$58,568	$224,399	$199,245

Gross margin as percentage of total revenue	19.1%	18.9%	18.8%	18.5%
Gross margin before management fees as percentage of total revenue	38.2%	40.8%	36.5%	38.7%
Management fees, as a percentage of gross margin before management fees (2)	50.0%	53.6%	48.6%	52.2%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited-in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP Net Income	$19,274	$17,931	$54,232	$57,578
Amortization of intangibles	9,340	7,332	34,303	27,984
Impairment of goodwill and intangible assets	2,222	4,548	7,877	10,745
Depreciation	3,045	2,481	11,010	9,136

Cash Earnings	$33,881	$32,292	$107,422	$105,443
Management agreement buyout, net of tax	—	—	7,681	—

Cash Earnings excluding management agreement buyout, net of tax	$33,881	$32,292	$115,103	$105,443
GAAP Net Income per share - diluted	$0.47	$0.44	$1.35	$1.43
Amortization of intangibles	0.23	0.18	0.85	0.69
Impairment of goodwill and intangible assets	0.05	0.11	0.20	0.27
Depreciation	0.07	0.06	0.27	0.23

Cash Earnings per share - diluted (3)	$0.83	$0.79	$2.67	$2.61
Management agreement buyout, net of tax	—	—	0.19	—

Cash Earnings per share - diluted excluding management agreement buyout, net of tax (3)	$0.83	$0.79	$2.86	$2.61

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.
(3)	The sum of the per-share components of cash earnings per share - diluted and cash earnings per share - diluted excluding management agreement buyout, net of tax, may not agree to cash earnings per share - diluted and cash earnings per share - diluted excluding management agreement buyout, net of tax, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited-in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$114,182	$98,206
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	80,403	57,443
Current receivables	171,219	141,866
Other current assets	34,447	24,144

Total current assets	400,251	321,659
Intangibles, net	475,149	390,252
Goodwill, net	610,499	466,391
Deferred tax assets	20,561	17,726
Other non-current assets	53,620	41,016

Total assets	$1,560,080	$1,237,044

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$78,450	$57,581
Borrowings	126,000	83,000
Other current liabilities	196,908	191,547

Total current liabilities	401,358	332,128
Deferred tax liabilities	116,115	105,163
Convertible senior notes	230,000	—
Other non-current liabilities	49,440	24,881

Total liabilities	796,913	462,172

STOCKHOLDERS' EQUITY
Common stock at par value	4,244	4,019
Additional paid-in capital	780,678	706,512
Retained earnings	119,197	101,281
Treasury stock	(140,952)	(36,940)

Total stockholders’ equity	763,167	774,872

Total liabilities and stockholders’ equity	$1,560,080	$1,237,044